Exhibit 5.1

May 23, 2024

DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, Massachusetts 02116

Re:	Registration Statement on Form S-8 for shares issuable pursuant to the JackPocket Inc. 2013 Equity Incentive Plan.

Ladies and Gentlemen,

We have acted as special Nevada counsel to DraftKings Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the offering and sale by the Company of up to an aggregate of 351,225 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Company Plan Shares”), that may be issued under the JackPocket Inc. 2013 Equity Incentive Plan, as amended to the date hereof (the “Plan”). Pursuant to that certain Agreement and Plan of Merger and Plan of Reorganization, dated as of February 11, 2024 (the “Merger Agreement”), by and among the Company, DraftKings Holdings Inc., a Nevada corporation, Fortune Merger Sub Inc., a Delaware corporation, Fortune Merger Sub LLC, a Delaware limited liability company, JackPocket Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, certain in-the-money options under the Plan were converted into rights to purchase Company Plan Shares.

In connection therewith, we have examined and relied upon originals or copies, certified to our satisfaction, of: (i) the Plan; (ii) the Merger Agreement; (iii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to the date hereof; (iv) records of corporate proceedings of the Company related to the Plan and the Merger Agreement; (v) the Registration Statement and exhibits thereto; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that the consideration, if any, required to be paid in connection with the issuance and sale of shares of Company Plan Shares under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Company Plan Shares when, and if, issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

May 23, 2024

DraftKings Inc.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Nevada and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely, /s/ Greenberg Traurig, LLP